Exhibit 10.12

FIRST AMENDMENT TO PRODUCT & TRADEMARK LICENSING AGREEMENT

THIS FIRST AMENDMENT TO PRODUCT & TRADEMARK LICENSING AGREEMENT, inclusive of the attached LICENSING SCHEDULE & any other effective attachments (herein, “First Amendment”), effective as of December 3, 2020 (“Effective Date”) by and between Docklight Brands, Inc., successor to Docklight, LLC (herein "Docklight" or “Licensor”), and High Park Holdings, Ltd. (herein "Licensee") (together the "Parties", and each, a "Party").

RECITALS

WHEREAS, on or about December 17, 2018, the Parties entered into that certain PRODUCT & TRADEMARK LICENSING TERMS & CONDITIONS, inclusive of the attached LICENSING SCHEDULE ("Existing Agreement"); and

WHEREAS, the Parties hereto desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used and not defined in this First Amendment have the respective meanings assigned to them in the Existing Agreement.

2.Amendments to the Existing Agreement. As of the Effective Date of this First Amendment, the Existing Agreement is hereby amended or modified as follows:

a.	LICENSE SCHEDULE – LICENSED PROPERTY shall be removed in its entirety and replaced with the italicized language and icons below, such that the section now reads:

LICENSED PROPERTY: The following trademarks, the goodwill appurtenant thereto, and the related intellectual property rights are provided to Licensee for use in connection with the permissible Licensed Products in the Licensed Territory during the License Period and in strict accordance with the terms and conditions herein:

Wordmark: Marley Natural	Wordmark: Grail
Design Mark(s):	Design Mark(s):

b.	LICENSE SCHEDULE – LICENSED PRODUCTS shall be removed in its entirety and replaced with the following:

LICENSED PRODUCTS:

For the purposes of this Agreement “Licensed Product” shall mean any inhalable, topical, or food edible Cannabis Product, with a total concentration or quantity of THC that is not less than twenty-five percent (25%) of the total concentration or quantity of all Cannabinoids, in each case as set forth in the Certificate of Analysis prepared by the applicable Licensed Producer and in compliance with the Cannabis Act and in respect of which such Cannabis Product is derived. For clarity, (i) Licensed Products shall not include any drinkable Cannabis Product, whether ready-to-drink or ready-to-mix, and (ii) tinctures, oils, sprays, and other non-water-soluble compounds shall be considered food edibles.

For the purposes of this section,

•	“Cannabinoid” means any phytocannabinoid produced by or found in a Cannabis plant.
•

“Cannabis” has the meaning ascribed thereto in the Cannabis Act (i) as at the date hereof, and (ii) as may be amended or supplemented from time to time, and for certainty, includes any substance or mixture of substances that is derived from or contains cannabis;

•	“Cannabis Act” means the Cannabis Act (Canada) and the regulations promulgated thereunder;
•	“Cannabis Accessory” means a thing, including rolling papers or wraps, holders, pipes, water pipes, bongs and vaporizers, that is represented to be used in the consumption of Cannabis;
•	“Cannabis Product” means any product that is Cannabis or a Cannabis Accessory that contains Cannabis;
•	“CBD” means cannabidiol;

•	“Licensed Producer” means the holder of a license, directly or through subsidiaries, issued by Health Canada pursuant to the Cannabis Act; and
•	“THC” means delta-9-tetrahydrocannabinol.

For purposes of illustration only:

•	The following examples would qualify as a Licensed Product:
•	A Cannabis Product derived from a lot for which the Certificate of Analysis identifies as containing 10 total mg of aggregate Cannabinoids, comprised of 7.5mg of CBD and 2.5 mg of THC.
•	A Cannabis Product derived from a lot for which the Certificate of Analysis identifies as containing 10mg of aggregate Cannabinoids, comprised of 3mg THC, 3mg CBD, and 4mg of other Cannabinoids.
•	The following examples would NOT qualify as a Licensed Product:
•	A Cannabis Product derived from a lot for which the Certificate of Analysis identifies as containing 10 mg of aggregate Cannabinoids, comprised of 2mg of THC and 8mg of all other Cannabinoids.
•	A Cannabis Product derived from a lot for which the Certificate of Analysis identifies as containing 10mg of aggregate Cannabinoids, comprised of 2mg THC, 2mg CBD, and 6mg of all other Cannabinoids.
c.	LICENSE SCHEDULE – RECIPE & FORMULATIONS: shall be removed in its entirety and replaced with the following::

RECIPE & FORMULATIONS: In accordance with the terms and conditions herein, Licensor shall provide and assist Licensee in the formulation of Licensed Products by providing certain recipes and formulations, to the extent they are available, for use by Licensee in the manufacturing of Licensed Product in the Licensed Territory. Licensor acknowledges that Licensee may choose to use its own recipe or formulation in order to comply with the regulations in the Licensed Territory, or a formulation at Licensee’s discretion, subject to all approval requirements herein.

d.	LICENSE SCHEDULE – LICENSE PERIOD shall be removed in its entirety and replaced with the following:

LICENSE PERIOD & RENEWAL: The License Period, having commenced on February 13, 2018, shall continue in full force and effect, unless terminated in accordance with the provisions herein, until December 31, 2024 (the “Initial Term”). Any renewal of the License Agreement is subject to mutual agreement by the parties. If the Agreement is not terminated in accordance with the provisions herein, the parties agree to begin renewal discussions on or about January 1, 2024. If no agreement has been reached by May 31, 2024 (unless an extension of negotiations is agreed to in writing by the parties), any renewal is forfeited and the Agreement will expire according to the terms then in effect.

e.	LICENSE SCHEDULE – ROYALTY shall be removed in its entirety and replaced with the following:

ROYALTY & GUARANTEED MINIMUM ROYALTY (“GMR”): Licensee will remit to Licensor the following fees according to the provisions set forth in Section 8.4 of the Agreement:

•	Licensee shall pay to Licensor a fee (“Royalty”) on Licensed Product Net Sales according to the chart set forth below.
•	For Calendar Year 2020, notwithstanding Section 8.4(a), Licensee shall pay to Licensor all Q4 actual Royalties on or before January 31, 2021.
•	For Calendar Year 2021 and for each calendar year thereafter through the end of the Initial Term, Licensee shall:
o	pay to Licensor an annual GMR of C$2,500,000 (i.e., C$625,000 per quarter) according to the terms and schedule set forth in Section 8.4(a); and
o	pay to Licensor Royalties in excess of the GMR, if any, according to the schedule set forth in Section 8.4(a).
•

The GMR in respect of a calendar year shall be paid quarterly in the amount C$625,000 (or in such other amount as contemplated by Section 8.4(a)) as a non-refundable advance against the applicable calendar year’s Licensed Product Royalties.

•

Upon the completion of the applicable calendar year, if the GMR is greater than the actual Royalty due for such calendar year, Licensee shall owe no additional Royalty for such calendar year, nor shall Licensee be entitled to any GMR refund.

•	If the GMR is less than the actual Royalty due in respect of a calendar year, Licensee shall remit payment for the difference as described herein (a “True Up Payment’).
•	For clarity, no GMR amounts in excess of the annual Royalty amounts due shall carry forward to any other quarter nor calendar year.

MARK	ROYALTY	EFFECTIVE
Marley Natural	7.5%	Effective Date – 9/30/20
Marley Natural	8.0%	10/01/20 – End of Initial Term
Grail	2.5%	Effective Date – 09/30/20
Grail	3.5%	10/01/20 – End of Initial Term

f.	Section 1.3 Duty to Exploit License shall be struck in its entirety and replaced with the following:

Licensee shall use commercially reasonable efforts during the License Period to (a) manufacture the Licensed Products; (b) distribute and sell the Licensed Products; and (c) engage in Advertising and Promotion (as defined herein) in the Licensed Territory as agreed in writing by the parties.

g.	Section 1.6 Right of First Offer

New Subsection (f) shall be added as follows:

(f)Licensor agrees in good faith to keep Licensee apprised of its efforts to license the Licensed Property on, for or in connection with the manufacture, sale, distribution, marketing, advertising and other related activities for Cannabis Products that are not Licensed Products (“Other Cannabis Products”) in the Territory. The parties agree to discuss in good faith the opportunity for license of Other Cannabis Products for a period of ninety (90) days following execution of this Amendment. Thereafter, subject to any confidentiality requirements, Licensor shall provide Licensee an anonymized summary term sheet and ten (10) business days to match the terms of any such proposed license for Other Cannabis Products (“Licensee Offer”), before signing a third-party definitive license agreement for the use of the Licensed Property for Other Cannabis Products. Licensor may accept or reject Licensee’s Offer at its sole discretion.

h.	Section 8.4 Time and Method of Payments.

Subsection (a) shall be struck in its entirety and replaced with the following:

(a)The GMR (as defined and set forth in the License Schedule) in respect of a calendar year shall be paid in four equal installments, each payable on the first business day of each calendar quarter (e.g. January first, April first, July first, and October first); provided that, in the event that Licensee has provided Licensor with a notice to terminate the Agreement pursuant to Section 10.3(b), any quarterly GMR installment payable by Licensee subsequent to the provision of such notice shall be reduced on a pro rata basis such that the applicable GMR installment shall only be payable in respect of the period up to the date of termination of the Agreement and the Royalty for such calendar year shall apply only on sales that were incurred up to the date of termination. Notwithstanding the obligations set forth in Section 8.3, the Royalty shall be calculated at the end of each calendar year, and any True Up Payment in the applicable calendar year shall be paid to Licensor no later than thirty (30) days following the end of such calendar year.

Subsection (b) shall be struck in its entirety and replaced with the following:

(b)Payments to be made by Licensee to Licensor under this Agreement shall be paid as the U.S. dollars equivalent of the Canadian Dollar amounts owned by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Licensor from time to time. For the avoidance of doubt, Licensee retains all risk associated with the transfer of payments to Licensor until payments have been received by Licensor or its authorized representative, and Licensee acknowledges that it shall have no right to deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to Licensor.

New Subsection (c), (d), (e) and (f) shall be added as follows:

(c)Currency Conversion From U.S. Domiciled Accounts: If Licensee originates payments from a U.S. domiciled U.S. Dollar account, the currency conversion required in connection with the payment of fees or any other payment hereunder shall be made using the Canadian Dollar to US Dollar exchange rate as quoted on the OANDA website on the applicable day of a specific transaction (“Currency Conversion Date”). For purposes of the GMR or any other Royalty payments, the Currency Conversion Date shall be the date which the applicable payment is due. For avoidance of doubt Licensee shall not be responsible for any form of hedging, negotiating, trading, or otherwise protecting Currency Conversion exchange rates.

(d)Currency Conversion from Canadian Domiciled Accounts: If Licensee originates payments from a Canadian domiciled Canadian Dollar or US Dollar account, the currency conversion required in connection with the payment of fees or any other payment hereunder shall be made using the Canadian Dollar to US Dollar exchange rate offered by the originating banking institution. For purposes of the GMR or any other Royalty payments, the Currency Conversion Date shall be the date which the applicable payment is due. For avoidance of doubt Licensee shall not be responsible for any form of hedging, negotiating, trading, or otherwise protecting Currency Conversion exchange rates.

(e)Any True Up Payments that must be made will be converted to US Dollars using the average currency exchange rate as quoted on the OANDA website or by JP Morgan Chase Bank for Canadaian Dollars to US Dollars for the twelve preceeding months.

(f)Any and all amounts due and owing to Licensor (including GMR payments), but not received by the Licensor by the due date shall bear interest from the due date at the rate of eight per cent (8%) per annum or the highest rate allowed by law, whichever is less, until such time that all of the outstanding amount and interest thereon is paid in full (“Default Interest”). Default Interest will be compounded monthly and calculated on the basis of the actual number of days elapsed in the month, assuming a 30-day month and a 360-day year. In the event Default Interest is assessed, Licensor may allocate payments, first, towards repayment of outstanding Default Interest, and thereafter, towards repayment of outstanding amounts due and owing. The payment of interest shall not preclude Licensor from exercising any other rights it may have because any payment is overdue.

i.	Section 10.3 Other Termination Rights shall keep the language in the Existing Agreement to be placed under a new Subsection (a), and add a new Subsection (b) as follows:

(b) Licensee shall have the right, at its sole election, to terminate the Agreement at any time upon one hundred and eighty (180) days’ prior written notice to Licensor for convenience. Licensee agrees to pay Licensor an option fee for such right to terminate in the amount of C$1.5million to be paid on or prior to January 1, 2021. Licensor agrees that if Licensee terminates the Agreement pursuant to the right of termination for convenience in this Section 10.3(b), such termination will not constitute a breach of the Agreement and no damages or any other payments whatsoever under the Agreement will be due to Licensor, with the exception of any Royalty in excess of the GMR as set forth in Section 8.4(a) (the “Final True Up Payment”) which shall be payable to Licensor in accordance with Section 10.4. Further and notwithstanding Section 10.4, with the exception of the Final True Up Payment, Licensee shall be relieved and released from any and all other obligations hereunder with respect to any payments under the Agreement.

j.	Section 16.3 Survival shall be amended to include a reference to “10.3 (Other Termination Rights)”
k.	Section 16.9 Notices, Subsection (a) and (b) shall be removed entirely and replaced with the following:
(a)	If to Licensee:

High Park Holdings Ltd.

Attn: Legal

495 Wellington Street W.

Unit 250

Toronto, ON M5V 1G1

(b)	If to Licensor:

Docklight Brands, Inc.

Attn: Legal

2724 6th Ave South, Suite 203

Seattle, WA 98134

Legal@DocklightBrands.com

l.	LICENSE SCHEDULE – A new section – COMMERCIAL

COLLABORATION – shall be added to the LICENSE SCHEDULE:

COMMERCIAL COLLABORATION : In order to facilitate an optimal working relationship and provide an optimal environment for fostering licensed brands success, the Parties agree to work together toward our shared goal of a healthy and profitable brand. These efforts include, (but are not necessarily limited to) taking the following steps:

•

Trademark Catalogue: Licensor shall provide to Licensee on a quarterly basis the Trademark Catalogue for each Licensed Mark. Licensor shall provide to Licensee an updated Trademark Catalogue within a reasonable time following any material update. Licensee shall take such Licensed Marks and make them compliant with the regulations of the Territory if Licensor has not done so, and submit such marks for approval. The inclusion of any mark, trade dressing, product or the like in any Trademark Catalogue is not a substitution for approval or a statement on the legality or appropriateness in the Territory of the same. All new requests (products, trade dress, packaging, marketing, etc.) are still subject to the relevant review and approval requirements set forth in the Agreement.

•

Innovation Pipeline & Meetings: The parties shall work together in good faith to establish an annual and three-year innovation pipeline for new products, product ideation and iteration, marketing, trade and trade dress, and other related items. Licensor agrees to hold an innovation pipeline review with Licensee twice per calendar year planned for the months of August and October each year of the Term. No less than annually, Licensor shall present to Licensee all non-confidential, non-privileged updates on new and existing product innovation, which may additionally be covered in Annual or Quarterly Meetings.

•

Annual Brand Planning Meeting: The parties shall hold an Annual Brand Planning Meeting in August of each year of the Term where both parties will present and discuss their annual brand plans. All work product derived from any meetings between the parties is subject to the relevant review and approval requirements set forth in the Agreement.

•

Sales Forecast & Quarterly Strategic Meetings: In addition to the Annual Brand Planning Meeting and regularly scheduled Innovation Pipeline meetings, the parties shall work to establish and hold Quarterly Strategic Meetings. Both parties will present updates to their brand plan, product line up and content calendars for the upcoming months. These meetings are intended to be collaborative working sessions. The failure by one party to give a timely response or commitment to a specific meeting shall not be considered a breach of this agreement by the other party. Licensee shall provide to Licensor annual forecasts for Licensed Products for the following year no later than October 30, and shall provide to Licensor quarterly updates of the then-in-effect annual forecast prior to scheduled Quarterly Strategic Meetings. Any new product, marketing collateral, trade dress, form factors, etc. presented at Innovation, Brand Planning or Strategic meetings are not a substitution for approval of the same by Licensor, nor a statement on the legality or appropriateness in the Territory of the same: all new requests are still subject to the relevant review and approval requirements set forth in the Agreement.

•

Social Content: For each Licensed Mark, Licensor shall provide to Licensee in a reasonable timeframe and on a regular frequent basis (inclusive of regular updates) any social content Licensor has used or created in other territories (“Licensor Social Content”). The provision of Licensor Social Content to Licensee is not an approval or determination of the legality or appropriateness of the Licensor Social Content for use in the Territory. In addition, Licensee shall be free to create its own social content for each Licensed Mark. All social content used by Licensee is subject to the relevant review and approval requirements set forth in the Agreement.

3.Released Brands. For certainty, pursuant to the terms of this First Amendment, as of the Effective Date, the following brands are released and excluded from the Existing Agreement (“Released Brands”). Licensee shall cease new production of Products bearing the Released Brands, and Licensor is immediately free to commercialize the Released Brands within the Territory in all aspects and with any other partner it may so choose (including licensing the Released Brands to competitors of Licensee).

Licensee shall provide to Licensor an accounting of all inventory of the Released Brands consistent with the provisions and obligations articulated in Section 10.5 of the Existing Agreement no later than December 15, 2020. Licensee may elect to use its best efforts to sell off any remaining Released Brands Inventory, pursuant to, and consistent with the provisions, obligations and rights, articulated in Section 10.7 of the Existing Agreement, including that Licensee shall have no exclusive rights during the Sell-off Period. The Sell-Off Period shall expire on February 29, 2021 and Released Brand Royalties shall be due on or before January 31, 2020 for Q4, and April 30, 2021 for Q1.

With respect to the Released Brands, Sections 1.4, 7.3, 7.4, 8, 9.1, 9.2, 9.5, 10.4, 10.5, 10.6, 10.7, 10.8, 11, 12, 13, 14, 15, and 16, and any rights, obligations, required performance, or prohibitions of the parties in the Existing Agreement shall survive the removal of the Released Brands from the Existing Agreement, as applicable.

Notwithstanding the language in Section 1.6 of the Existing Agreement, Licensee shall not be entitled to any Right of First Offer (ROFO), and Licensor shall not be required to provide Licensee with any Offer Notice, or any other notice, with respect to the Released Brands (inclusive of any products used with the Released Brands), nor shall Licensor be restrained in any manner in its intent or acts to commercialize or enter into any agreement related to the Released Brands.

RELEASED BRANDS:
Goodship
Dutchy
Irisa
Headlight
Martian Gardens
Wallops
Frequent Flyer

4.Released Form Factors. For certainty, pursuant to the terms of this First Amendment, as of the Effective Date, the following forms of products that would otherwise be considered Licensed Products are released and excluded from the Existing Agreement (“Released Form Factors”): Drinks and Beverages.

With respect to the Released Form Factors, Sections 1.4, 7.3, 7.4, 8, 9.1, 9.2, 9.5, 10.4, 10.5, 10.6, 10.7, 10.8, 11, 12, 13, 14, 15, and 16, and any rights, obligations, required performance, or prohibitions of the parties in the Existing Agreement shall survive the removal of the Released Factors from the Existing Agreement, as applicable.

Notwithstanding the language in Section 1.6 of the Existing Agreement, Licensee shall not be entitled to any Right of First Offer (ROFO), and Licensor shall not be required to provide Licensee with any Offer Notice, or any other notice, with respect to the Released Form Factors, nor shall Licensor be restrained in any manner in its intent or acts to commercialize or enter into any agreement related to the Released Form Factors under the Licensed Property Trademarks.

5.Effect of First Amendment. Except as expressly provided in this First Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.

Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date of this First Amendment, each reference in the Existing Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Existing Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement will mean, shall incorporate, and be a reference to the Existing Agreement as amended by this First Amendment.

6.Miscellaneous.

(a)This First Amendment is governed by, and construed in accordance with, the laws of the State of Washington, without regard to the conflict of laws provisions of such State.

(b)This First Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(c)The headings in this First Amendment are for reference only and do not affect the interpretation of this First Amendment.

(d)This First Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this First Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this First Amendment.

(e)This First Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f)In the event of any conflicting terms between this First Amendment and the Existing Agreement, the terms of this First Amendment shall prevail and control.

IN WITNESS WHEREOF, the Parties have executed this First Amendment and it shall be effective as of the Effective Date.

DOCKLIGHT BRANDS, INC.		HIGH PARK HOLDINGS LTD.

By	/s/ Damian Marano	By:	/s/ Jon Levin
Name:	Damian Marano	Name:	Jon Levin
Title:	CEO	Title:	Chief Operating Officer
	2020/12/03 | 13:32 EST		2020/12/03 | 13:37 EST